UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement Under

Section 14(d)(4) of the Securities Exchange Act of 1934

VERSATA, INC.

(Name of Subject Company)

VERSATA, INC.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

925298 10 1

(CUSIP Number of Class of Securities)

David Chamberlain

Versata, Inc.

300 Lakeside Drive, Suite 1300

Oakland, CA 94612

(510) 238-4100

(Name, address and telephone number of person authorized to

receive notice and communications on behalf of the person(s) filing statement)

with copies to:

Peter T. Healy, Esq.

Steve L. Camahort, Esq.

O’Melveny & Myers LLP

275 Battery Street, 26th Floor

San Francisco, CA 94111

(415) 984-8700

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated December 7, 2005.